Exhibit 99.1

new release www.pplnewsroom.com

Contact:	For news media — Dan McCarthy, 610-774-5758 For financial analysts — Joseph P. Bergstein, 610-774-5609 PPL Corporation
PPL Completes Equity Financing for U.K. Acquisition
Proceeds expected to satisfy equity needs until late 2012
ALLENTOWN, Pa. (April 15, 2011) — PPL Corporation (NYSE: PPL) Friday (4/15) announced the settlement of its concurrent offerings of common stock and Equity Units. The net proceeds, totaling approximately $3.2 billion, will be used primarily to repay a portion of the £3.6 billion Bridge Term Loan Facility used to fund PPL’s recently completed £4.1 billion acquisition of the Central Networks electricity distribution business in the United Kingdom.
PPL issued a total of 92 million shares of its common stock at a public offering price of $25.30 per share, including 12 million additional shares purchased by the underwriters to cover over-allotments.
PPL also issued a total of 19.55 million Equity Units, each with a stated amount of $50.00, for an aggregate amount of $977.5 million, including 2.55 million additional Equity Units purchased by the underwriters to cover over-allotments.
“We’re pleased by the very strong response to this offering,” said James H. Miller, PPL chairman, president and chief executive officer.
“The success of this effort demonstrates clearly that investors understand the strategic value of this transaction to PPL,” Miller said. “In addition to providing immediate earnings accretion, the acquisition of Central Networks creates a highly regulated business mix with a significant majority of PPL’s expected annual earnings and operating cash flows to come from regulated operations by 2013.”
In addition to providing the equity funding for the U.K. acquisition, this week’s offerings, because of the additional shares and Equity Units issued to cover the over-allotments, is expected to fund all of PPL’s equity needs until late 2012.
BofA Merrill Lynch and Credit Suisse were the lead book running managers for both the common stock and Equity Units offerings. Barclays Capital, Morgan Stanley, and Wells Fargo Securities were joint book runners for the common stock offering. Citi, J.P. Morgan, and UBS Investment Bank were joint book runners for the Equity Units offering.
The acquired businesses are operated by PPL’s Western Power Distribution business in the United Kingdom and are now doing business under the names WPD East Midlands and WPD West Midlands.
PPL Corporation (NYSE: PPL), headquartered in Allentown, Pa., owns or controls about 19,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets, and delivers electricity and natural gas to about 10 million customers in the United States and the United Kingdom.
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Statements contained in this news release, including statements with respect to future earnings, cash flows, financing, regulation and corporate strategy, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements are subject to a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand and prices for energy, capacity and fuel; weather conditions affecting customer energy usage and operating costs; competition in power markets; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of plants and other facilities; environmental conditions and requirements and the related costs of compliance, including environmental capital expenditures and emission allowance and other expenses; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; asset acquisitions and dispositions; any impact of hurricanes or other severe weather on our business, including any impact on fuel prices; receipt of necessary government permits, approvals, rate relief and regulatory cost recovery; capital market conditions and decisions regarding capital structure; the impact of state, federal or foreign investigations applicable to PPL Corporation and its subsidiaries; the outcome of litigation against PPL Corporation and its subsidiaries; stock price performance; the market prices of equity securities and the impact on pension income and resultant cash funding requirements for defined benefit pension plans; the securities and credit ratings of PPL Corporation and its subsidiaries; political, regulatory or economic conditions in states, regions or countries where PPL Corporation or its subsidiaries conduct business, including any potential effects of threatened or actual terrorism or war or other hostilities; foreign exchange rates; new state, federal or foreign legislation, including new tax legislation; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such important factors and in conjunction with PPL Corporation’s Form 10-K and other reports on file with the Securities and Exchange Commission.